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EXHIBIT 99.1

ADAPTEC ANNOUNCES FORM 10 REGISTRATION STATEMENT FOR
ROXIO SPIN DECLARED EFFECTIVE BY SEC
Adaptec Trading Prior to Distribution

    MILPITAS, Calif., May 1, 2001—Adaptec, Inc. (NASDAQ:ADPT), the global leader in data storage access solutions, today announced that the Form 10 Registration Statement for the spin-off of Roxio, Inc., a wholly owned subsidiary of Adaptec, has been declared effective by the Securities and Exchange Commission. Included in the Form 10 is an Information Statement, which will be mailed to Adaptec stockholders later this week. The Information Statement describes the distribution of shares of Roxio common stock and contains important information about Roxio, including financial statements.

The Spin-off

    On April 12, 2001, the Adaptec board declared a dividend to Adaptec stockholders of record on April 30, 2001, of shares of Roxio common stock. The dividend will be paid after the close of business on May 11, 2001, in the amount of 0.1646 shares of Roxio common stock for each share outstanding of Adaptec common stock.

    Adaptec stockholders will not be required to pay any cash or other consideration for the shares of Roxio common stock distributed to them or to surrender or exchange their shares of Adaptec common stock to receive the dividend of Roxio common stock.

The Number of Shares Received

    Adaptec stockholders who sell their shares of Adaptec common stock between the record date and the distribution date in the "regular way" market will also be selling their Roxio dividend shares, as explained below.

Trading Between the Record Date and the Distribution Date

    After the record date and through May 11, 2001, the distribution date, there may be two markets in Adaptec common stock, a "regular way" market and a "when issued" market. Shares that trade on the "regular way" market will be reported under Adaptec's ticker symbol "ADPT" and will trade with an entitlement to shares of Roxio common stock distributed pursuant to the spin-off. Shares that trade on the "when issued" market will be reported under the special ticker symbol "ADPTV" and will trade without an entitlement to shares of Roxio common stock distributed pursuant to the spin-off. Therefore, those who own shares of Adaptec common stock on the record date, and sell those shares on the "regular way" market prior to or on May 11, 2001, the distribution date, will also be selling the shares of Roxio common stock that would have been distributed to them pursuant to the spin-off. If those shares of Adaptec common stock are sold on the "when issued" market prior to the distribution date, the stockholder will still receive the shares of Roxio common stock that were to be distributed to him/her pursuant to his/her ownership of the shares of Adaptec common stock.

    Furthermore, it is expected that between the record date and distribution date there will develop a "when-issued" trading market in Roxio shares. The "when-issued" trading market will be for shares of Roxio common stock that will be distributed to Adaptec stockholders on the distribution date. Those that own shares of Adaptec common stock at the close of business on the record date, are entitled to shares of Roxio common stock distributed pursuant to the spin-off. Stockholders may trade this entitlement to shares of Roxio common stock, without the shares of Adaptec common stock owned, on the Roxio "when-issued" trading market. With the Roxio Form 10 Registration Statement now declared effective, such trading may begin at any time.

When and How the Dividend will be Paid

    Adaptec will pay the dividend after the close of business on May 11, 2001 by releasing the shares of Roxio common stock to be distributed in the spin-off to ChaseMellon Shareholder Services, Adaptec's transfer agent. After the close of business on May 11, 2001, the transfer agent will cause the shares of Roxio common stock to which an Adaptec stockholder is entitled, to be registered in his/her name or in the "street name" of his/her brokerage firm. Most Adaptec stockholders have their Adaptec certificates held on account by a stock brokerage firm. In such cases, the brokerage firm is the registered holder or "street name" and the physical Roxio certificates will be mailed to the brokerage firm. These brokers will in turn electronically credit the appropriate accounts for the Roxio shares received. This will take three to eight business days after the distribution date. Persons with questions in this regard should contact their broker on the mechanics of having the Roxio shares posted to their account.

    Roxio certificates representing ownership of whole shares of Roxio common stock will be mailed directly from the transfer agent to persons who physically hold their Adaptec stock certificates and are the registered holders. The transfer agent will begin mailing such stock certificates promptly after the distribution date.

    The transfer agent will not deliver any fractional shares of Roxio common stock in connection with the spin-off. Instead, the transfer agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. Such holders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of that sale. Checks for any cash that individuals may be entitled to receive instead of fractional shares of Roxio common stock, will follow separately. We currently estimate that it will take about two weeks from the dividend payment date for the transfer agent to complete these mailings.

U.S. Federal Income Tax Consequences: Tax-Free Status of the Spin-off.

    Adaptec expects that the distribution of Roxio common stock in connection with the spin-off will be tax-free to the holders of Adaptec's common stock for U.S. federal income tax purposes. More information on the tax aspects of this transaction is contained in the Information Statement that will be mailed to Adaptec stockholders.

Safe Harbor Statement

    This press release contains forward-looking statements regarding future events or the future performance of Adaptec including statements regarding expected trading in the common stock of Adaptec and Roxio, and the tax consequences of the Roxio distribution. Actual events could, of course, differ materially as a result of many factors including investor reaction to this transaction, overall conditions in the high-performance PC, server and software markets, and general economic conditions. For more complete discussion of these and other factors, please refer to Adaptec's Form 10Q for the quarter ended December 31, 2000, and Roxio's Form 10 Registration Statement filed on April 23, 2001.

About Adaptec

    Adaptec Inc. (NASDAQ: ADPT) provides broad-markets with intelligent, highly available storage access solutions that reliably move, manage and protect critical data and digital content. Adaptec's storage solutions are found in high-performance networks, servers, workstations and desktops from the world's leading manufacturers, and are sold through OEMs and distribution channels to ISPs, enterprises, medium and small businesses and consumers. Adaptec is an S&P 500 member. More information is available at www.adaptec.com.

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  EXHIBIT 99.1